Exhibit 99.1

        AMERIGROUP ANNOUNCES PRELIMINARY ESTIMATED THIRD QUARTER RESULTS

    VIRGINIA BEACH, Va., Sept. 28 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) announced today that it expects to report a third quarter 2005 loss of $0.06 to $0.08 per diluted share, as compared to current consensus earnings estimate of $0.48 per diluted share. As a result, the Company will not meet its 2005 annual earnings guidance of $1.73 to $1.78 per diluted share.

    The third quarter results will include additional estimated medical costs related to services performed in prior periods, primarily the first and second quarters of 2005, of approximately $23 million, or $0.26 per diluted share. Of the adverse prior period developments, approximately $6 million will relate to the first quarter and approximately $17 million will relate to the second quarter.

    Third quarter earnings per diluted share, excluding the impact of the prior period development, are estimated to be $0.18 to $0.20 as compared to current consensus earnings estimate of $0.48 per diluted share. This reflects the negative impact of higher estimated medical costs related to services performed in the third quarter of approximately $26 million, or $0.29 per diluted share. Drivers of increased medical trend for the quarter include the following:

    * A significant increase in deliveries and high cost claims, especially neonatal intensive care; and,

    * Increased utilization of outpatient services, including specialist, ancillary and emergency services.

    Further analysis of 2005 rate increases reduces the previously announced Florida rate increase from a weighted average of 7.3 percent to 5.4 percent, based on current member mix. In addition, negotiations with the State of Texas regarding Fort Worth rate increases are incomplete at this time. Overall Company-wide rate increases, on a weighted average basis, remain in the 3 to 4 percent range.

    "Rather than waiting until the end of the quarter, we decided to conduct an in-depth, off-cycle review of our medical costs using our internal actuaries, as well as the independent actuarial firm of Reden and Anders. This review was just completed. With the benefit of additional paid claims since we reported our second quarter results, the actuaries determined that cost patterns are higher than previously estimated and are continuing in the third quarter," said Jeffrey
L. McWaters, AMERIGROUP chairman and chief executive officer.

    "This review indicated that our members needed more healthcare services in the first half of the year than what could have been predicted from previous years," McWaters continued. "A significant number of very sick patients required specialized healthcare services. Our primary responsibility is to ensure that our members have access to these needed services."

    "These results are simply not acceptable to us and do not reflect our track record, our ability and our potential," McWaters concluded. "In light of these cost patterns, we are also scrutinizing our claims submission and adjudication processes to validate accuracy of payments. That work will take some time. Other actions to ensure needed services are provided in the most efficient manner are also being aggressively pursued."

    Because the third quarter is not complete, there can be no assurance that the final earnings per diluted share for the third quarter of 2005 will be within the range specified in this press release. The estimates of earnings per diluted share included in this press release constitute forward-looking statements and are subject to all the risks and uncertainties described elsewhere in this press release.

    Separately, on September 23, the Company received notice that it was awarded a contract from the Centers for Medicare and Medicaid Services to operate a "Special Needs Plan" in Houston, Texas, effective January 1, 2006. This approval will allow the Company to serve 8,000 to 11,000 dual-eligible members enrolled in the Texas Medicaid Star+Plus program, who will be passively enrolled in the Company's Medicare Advantage and Part D plans.

    Preliminary Third Quarter Results Conference Call

    AMERIGROUP's management will host a listen-only conference call and webcast to report information disclosed in this press release on September 29, at 8:30 a.m. Eastern Time. To listen to the call, dial 800-810-0924 (domestic) or 913-981-4900 (international) and provide passcode 1499198 approximately ten minutes prior to the start time of the call. The conference call will also be available through the investors page of the Company's Web site, http://www.amerigroupcorp.com, or through CCBN at http://www.earnings.com.

    A telephonic replay of this call will be available beginning on September 29, at 12:00 p.m. Eastern Time through Wednesday, October 5. This replay may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and providing passcode 1499198. A replay of the webcast will also be available at the sites listed above for 30 days, beginning approximately two hours after its conclusion.

    Third Quarter Earnings Release and Conference Call

    The Company will report its earnings for the third quarter ended September 30, 2005, after the market closes on Thursday, October 27, 2005. At 8:30 a.m. Eastern Time on Friday, October 28, 2005, AMERIGROUP's management will host a conference call and webcast to discuss earnings and other information.

    To listen to the call, dial 800-810-0924 (domestic) or 913-981-4900 (international) and provide passcode 1444529 approximately ten minutes prior to the start time of the call. A telephonic replay of the call may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and providing passcode 1444529. The replay will be available beginning Friday, October 28, at 12:00 p.m. Eastern Time until Thursday, November 3, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors page of the Company's Web site http://www.amerigroupcorp.com, or through CCBN at http://www.earnings.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed healthcare services for the public sector. Through its wholly owned subsidiaries, AMERIGROUP serves more than 1 million people and operates in Florida, Georgia, Illinois, Maryland, New York, New Jersey, Ohio, Texas, Virginia and the District of Columbia. For more information, visit http://www.amerigroupcorp.com.

    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2005 performance such as membership, revenues, same-store premium revenues, rate increases, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of any pending acquisition and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

    Investors should also refer to our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 9, 2005, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

    CONTACT: News Media: Kent Jenkins Jr., Vice President, Communications, +1-757-518-3671, or Investors: Julie Loftus Trudell, Vice President, Investor Relations, +1-757-321-3597, both of AMERIGROUP Corporation

SOURCE  AMERIGROUP Corporation
    -0-                             09/28/2005
    /CONTACT: News Media: Kent Jenkins Jr., Vice President, Communications, +1-757-518-3671, or Investors: Julie Loftus Trudell, Vice President, Investor Relations, +1-757-321-3597, both of AMERIGROUP Corporation/
    /Web site:  http://www.amerigroupcorp.com /